                                                         Exhibit 99(a)(1)(e)

                   SOTHEBY'S OFFER TO EXCHANGE STOCK OPTIONS
                        INSTRUCTIONS FORMING PART OF THE
                       TERMS AND CONDITIONS OF THE OFFER

    1. DELIVERY; ELECTION FORM; NOTICE OF WITHDRAWAL. Any option holder desiring to tender Eligible Options for exchange pursuant to the Offer should complete and return to us this Election Form either by (i) electronic delivery or
(ii) completing the information requested, signing this Election Form and delivering the signed Election Form to your local contact person so that it is received by 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004 ('Expiration Date'), or such later date to which Sotheby's extends the Offer. (Capitalized terms not otherwise defined herein shall have the same meaning as in the Offer to Exchange).

    If you tender your Eligible Options but then wish to withdraw from the Offer, you may do so at any time prior to the Expiration Date. If you wish to withdraw your options, you must do so (1) electronically following the instructions above or (2) by delivering the Notice of Withdrawal to your Contact Person following the instructions above, so that the Notice of Withdrawal is received before the Expiration Date.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE IT IS RECEIVED BY THE EXPIRATION DATE. WE RECOMMEND THAT YOU KEEP A COPY OF YOUR ELECTION FORM.

    2. NO PARTIAL TENDERS. YOU ARE NOT REQUIRED TO TENDER YOUR ELIGIBLE OPTIONS. HOWEVER, IF YOU ELECT TO PARTICIPATE IN THE OFFER WITH RESPECT TO ANY ELIGIBLE OPTIONS, YOU MUST TENDER ALL OF YOUR ELIGIBLE OPTIONS. If you tender your Eligible Options, all rights with respect to those Eligible Options will be cancelled.

    3. REQUESTS FOR ASSISTANCE. If you have questions about which of your stock options are eligible for the Offer, please contact Lori Coleman between the hours of 9:00 a.m. and 5:30 p.m. Eastern Standard Time in New York City, Monday through Friday at (212) 894-2027.

    4. DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to tendered options and the validity, form, eligibility, (including time of receipt), and acceptance of Election Forms and Notices of Withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any Election Form, Notice of Withdrawal, or tendered options to the extent we determine that any of the foregoing were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6 of the Offer, upon the occurrence of any of the conditions set forth therein, Sotheby's may terminate the Offer and reject all properly tendered options. We may waive any defect or irregularity in any Election Form or Notice of Withdrawal with respect to any particular options or any particular option holder. No options will be deemed to be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

    5. IMPORTANT TAX INFORMATION. Please refer to Section 14 and 15 of the Offer for important tax information in connection with participating in the Offer.